Michael James

From: Harold Ford [redacted]
Sent: Thursday, February 26, 2009 9:54 AM
To: Michael C. James ([redacted])
Subject: Resignation from BOD

Mike: Good morning. As we discussed yesterday, I am writing to confirm that it is my intent to resign from the Board of Directors of Nestor Inc. effective immediately. I appreciate the opportunity to serve, however, my current and upcoming professional demands will prohibit me from giving the requisite time and attention needed to be an effective board member. Please let me know what you might need from me and best of luck to you and the company in the future.

Regards,

Harold Ford
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